Exhibit 99

MATRIX SERVICE COMPANY COMPLETES ACQUISITION OF NORTH AMERICAN CONSTRUCTION BUSINESS FROM KVAERNER

TULSA, OK – December 20, 2013 – Matrix Service Company (Nasdaq: MTRX) has completed the acquisition of Kvaerner North American Construction, Ltd. and substantially all of the assets of Kvaerner North American Construction, Inc., from subsidiaries of Kvaerner ASA. Going forward, the businesses will be known as Matrix North American Construction Ltd. (“MNAC Ltd.”) and Matrix North American Construction, Inc. (“MNAC, Inc.”). “The completion of this transaction marks a major milestone in the strategic development of Matrix Service Company and we are excited about the opportunities our new team members will create in our overall business,” noted John R. Hewitt, President and Chief Executive Officer.
MNAC, Inc. and MNAC Ltd. are premier providers of maintenance and capital construction services to North American power generation, integrated iron and steel, and industrial process facilities. The business will continue to be led by their existing, talented management and operational teams.
About Matrix Service Company

Matrix Service Company provides engineering, fabrication, construction and maintenance services to Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities in the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "anticipate," "continues," "expect," "forecast," "outlook," "believe," "estimate," "should" and "will" and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company
Kevin Cavanah
Vice President and CFO
T: 918-838-8822
E: kcavanah@matrixservicecompany.com